Exhibit 10.5

December 3, 2014

VIA HAND DELIVERY

Mr. Anthony M. Romano

c/o Destination Maternity Corporation

456 North Fifth Street

Philadelphia, PA 19123

Re:	Change to Fiscal Year; Amendment to Employment Agreement

Dear Anthony:

Reference is hereby made to the Employment Agreement dated as of August 10, 2014 (the “Agreement”) by and between Destination Maternity Corporation (the “Company”) and Anthony M. Romano (“Executive” or “you”).

As you are aware, the Company has elected to change its fiscal year such that the Company’s fiscal year will now begin on or about February 1st of each year. Additionally, as you are aware, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that management employees will not be awarded bonuses with respect to the period from October 1, 2014 until January 31, 2015 (the “Transition Period”). Intending to be legally bound hereby, you agree that the absence of a bonus opportunity pursuant for the Transition Period will not constitute “Good Reason” for purposes of Section 4.G(3) of the Agreement and you expressly waive any right you might otherwise have to resign for “Good Reason” with respect to such absence of a bonus opportunity.

Further, effective as of the date hereof, the Company and you agree to the following modifications to the Agreement:

(1)	Section 3.B of the Agreement is hereby amended and restated in its entirety as follows:

B. Performance Bonus. Commencing with the fiscal year beginning on February 1, 2015 and except as otherwise provided in Section 4 below, Employee will be eligible to earn a performance bonus (the “Performance Bonus”) for each fiscal year ending during Employee’s employment hereunder. The target amount of the Performance Bonus will be 100% percent of Employee’s Base Salary for the applicable fiscal year (the “Target Bonus”), with a maximum Performance Bonus opportunity of 200% of Employee’s Base Salary and a threshold Performance Bonus opportunity of 50% of Base Salary, provided that the actual amount of any Performance Bonus payable in respect of the fiscal year beginning on February 1, 2015 will be 133% percent of any Performance Bonus amount otherwise determined pursuant to this Section 3.B. The performance period for this bonus opportunity may be segmented into such shorter periods as the Committee may determine in its reasonable discretion, provided the aggregate bonus opportunities (at target) for the applicable fiscal year are at least equal to the Target Bonus, with the relevant aggregate threshold and maximum bonus opportunities at least equal to the annual levels set forth in the preceding sentence. The actual amount of any Performance Bonus payable under this Section will be determined and paid in accordance with the Destination Maternity Corporation Management Incentive Plan or any successor arrangement, based on the achievement of corporate and/or individual performance goals established by the Committee after consultation with Employee.

(2)	Section 3.F of the Agreement is hereby amended and restated in its entirety as follows:

F. Annual Equity Grants. Commencing with the period beginning October 1, 2014 and subject to Employee’s continued employment with the Company through the applicable grant date, Employee will be eligible to receive a periodic equity grant (the “Equity”) with an aggregate grant date fair value (as valued by the Committee, consistent with Company practices) equal to (i) 133% of Base Salary, with respect to the period beginning October 1, 2014 and ending on January 30, 2016, and (ii) 100% of Base Salary, with respect to the fiscal year beginning January 31, 2016 and subsequent fiscal years. For the period beginning October 1, 2014 and ending January 30, 2016, the Equity will be a mixture of 50% stock options, 25% time-vested restricted stock (or restricted stock units, if so determined by the Committee) and 25% performance-based restricted stock units. For the fiscal year beginning January 31, 2016 and subsequent fiscal years, the Equity will be in such proportions as determined by the Committee. The grant of the Equity will be made at the same time or times as such grants are made to other senior executives of the Company. All Equity will be issued under and subject to the Plan (or any successor plan) and will be subject to the Company’s applicable award agreements.

(3)	Section 4.A of the Agreement is hereby amended and restated in its entirety as follows:

A. Termination without Cause or for Good Reason. If Employee’s employment by the Company ceases due to a termination by the Company without Cause (as defined below) or a resignation by Employee for Good Reason (as defined below), Employee will be entitled to: (i) payment of all accrued and unpaid Base Salary through the date of such cessation and payment of any Performance Bonus otherwise payable (but for the cessation of Employee’s employment) with respect to a performance period ended prior to the cessation of Employee’s employment; (ii) Base Salary continuation for 12 months following the termination date (the “Severance Period”); (iii) an amount equal to the sum of the Performance Bonuses earned by Employee for all bonus periods occurring in the preceding two fiscal years, divided by two (or, if such termination occurs prior to the January 29, 2017: (x) the sum of all Performance Bonuses earned by Employee during his employment, divided by (y) the quotient of (I) the total number of months contained in the performance periods with respect to which such bonuses were earned, and (II) 12), which amount shall be paid in equal installments over the 12 month period following Employee’s termination pursuant to the Company’s normal payroll practices; (iv) payment of a pro-rata Performance Bonus for the applicable performance period in which termination occurs, determined and paid in the same manner and at the same time as Employee’s Performance Bonus would otherwise have been had Employee remained employed by the Company; (v) continued

coverage under the Company’s medical plan during the Severance Period (or tax equivalent payment if continued coverage would result in adverse tax consequences); (vi) with respect to each outstanding grant of time-based restricted stock, time-based restricted stock units or stock options, the vesting on the tranche that was next scheduled to vest pursuant to each such grant shall be accelerated; and (vii) a pro-rata portion (based on the full number of completed days of Employee’s employment with the Company in the applicable performance period divided by the total number of days in the applicable performance period) of any outstanding performance-based restricted stock units will remain outstanding and will vest to the extent earned based on the actual performance of the Company through the end of the applicable performance period and will be settled (x) within 2  1⁄2 months of the end of the applicable performance period for any award that is exempt from Section 409A or (y) on the date otherwise specified in the award agreement for any award that is subject to Section 409A; provided however, if a Change in Control occurs during the performance period of any still outstanding performance-based restricted stock units, the applicable pro-rata portion of such units, as determined under this Section, will then vest at the target level and be immediately settled.

(4)	Section 4.C of the Agreement is hereby amended and restated in its entirety as follows:

C. Other Terminations. If Employee’s employment with the Company ceases for any reason other than as described in Section 4.A or Section 4.B, above (including but not limited to termination (i) by the Company for Cause, (ii) as a result of Employee’s death, (iii) as a result of Employee’s Disability or (d) by Employee without Good Reason), then the Company’s obligation to Employee will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation, any earned but unpaid Performance Bonus for the most recently completed performance period and vested benefits earned and accrued through such termination date. In addition, if Employee’s employment is terminated due to death or Disability, Employee shall also receive a pro-rata Performance Bonus for the applicable performance period in which such termination occurs, determined and paid in the same manner and at the same time as his Performance Bonus would otherwise have been.

(5)	Section 4.G(3) of the Agreement is hereby amended by the replacement of the term “Annual Bonus” with the term “Performance Bonus.”

All terms of the Agreement, as modified by this letter agreement, are hereby acknowledged and ratified.

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If you are in agreement with the terms of this letter agreement, please execute and return a fully executed copy of this letter agreement to me.

Sincerely,

DESTINATION MATERNITY CORPORATION

By:	/s/ Ronald J. Masciantonio
Title:	Chief Executive Officer

Agreed on this 3rd day of December, 2014:

/s/ Anthony M. Romano
Anthony M. Romano